EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Navios Maritime Holdings Inc.’s Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers S.A.
Athens, Greece
February 17, 2015